UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 5, 2005

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)

(650) 940-4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2

Item 1.01. Entry Into a Material Definitive Agreement.

Employment Agreement with Barry G. Caldwell

     On July 5, 2005, IRIDEX Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Barry G. Caldwell, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference, pursuant to which Mr. Caldwell will serve as the Company’s Chief Executive Officer. Pursuant to the terms of the Employment Agreement, Mr. Caldwell is employed by the Company on an “at-will” basis and is entitled to an annualized salary of $300,000 per year and is eligible to participate in the Company’s existing profit and executive bonus programs. Mr. Caldwell will also receive certain relocation benefits in connection with his establishment of a full-time residence in the San Francisco Bay Area. If Mr. Caldwell voluntarily terminates his employment with the Company within twelve (12) months of the commencement of such employment, Mr. Caldwell is required to repay these relocation benefits on a pro-rata basis.

Severance and Change of Control Agreement entered into with Barry G. Caldwell

     On July 5, 2005, the Company entered into a Severance and Change of Control Agreement (the “Change of Control Agreement”) with Barry G. Caldwell, the Company’s Chief Executive Officer, a copy of which is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

     The Change of Control Agreement provides Mr. Caldwell with certain severance benefits in the event that his employment with the Company is terminated under certain circumstances described therein.

Termination within the Change of Control Context.

     If Mr. Caldwell’s employment with the Company is: (x) terminated either (1) as a result of an actual termination by the Company or its successor other than for Cause (as defined in the Change of Control Agreement) or (2) Mr. Caldwell terminates his employment for Good Reason (as defined in the Change of Control Agreement), and (y) (1) or (2) occur at any time either: (i) between the public disclosure of any event that would result in a Change of Control (as defined in the Change of Control Agreement) and either the occurrence of such event or the abandonment or cessation of such event; or (ii) between the occurrence of a Change of Control and the nine (9) month anniversary of such Change of Control, then, subject to Mr. Caldwell executing a separation agreement and release of claims in a form satisfactory to the Company (a “Separation Agreement”), Mr. Caldwell would be entitled to receive the following benefits from the Company:

     (a) Vesting Acceleration. Fifty percent (50%) of the unvested shares subject to all of Mr. Caldwell’s options to purchase shares of Company common stock outstanding on the date of such termination, whether granted on, before or after the date of the Change of Control Agreement, and fifty percent (50%) of any of Mr. Caldwell’s shares of Company common stock subject to a Company repurchase right upon Mr. Caldwell’s termination of employment for any reason whether acquired by Mr. Caldwell on, before or after the date of the Change of Control Agreement, would immediately vest upon such termination.

     (b) Cash Severance Payment. Mr. Caldwell would be paid continuing payments of severance pay in an aggregate amount equal to the amount of base salary Mr. Caldwell would have been paid at his base salary rate, as then in effect, had he continued his employment with the Company through (a) the twelve (12) month anniversary of such termination, if such termination occurs prior to the one year anniversary of the date the Change of Control Agreement was executed or (b) the eighteen (18) month anniversary of such termination, if such termination occurs subsequent to the one year anniversary of the date the Change of Control Agreement was executed, as the case may be (with the relevant time period provided for in either (a) or (b), as the case may be, being referred to hereinafter as the “Change of Control Severance Payment Period”), and such aggregate amount will be paid ratably on a periodic basis through March 15 of the calendar year following the year of employment termination in accordance with the Company’s normal payroll policies; provided, however, that if during the

Change of Control Severance Payment Period Mr. Caldwell breaches the provisions of the Separation Agreement, all severance payments will immediately cease.

     (c) Continued Employee Benefits. Mr. Caldwell would receive Company-paid coverage during the Change of Control Severance Payment Period for Mr. Caldwell and his eligible dependents under the Company’s employee benefit plans; provided, however, that if during the Change of Control Severance Payment Period Mr. Caldwell breaches the provisions of the Separation Agreement, all Company-paid coverage would immediately cease.

Termination outside the Change of Control Context.

     If Mr. Caldwell’s employment with the Company is: (x) terminated either (1) as a result of an actual termination by the Company or its successor other than for Cause or (2) Mr. Caldwell terminates his employment for Good Reason, and (y) (1) or (2) occur at any time that does not occur during either: (i) between the public disclosure of any event that would result in a Change of Control and either the occurrence of such event or the abandonment or cessation of such event; or (ii) between the occurrence of a Change of Control and the nine (9) month anniversary of such Change of Control, then, subject to Mr. Caldwell’s executing a Separation Agreement, Mr. Caldwell would be entitled to receive the following benefits:

     (a) Cash Severance Payment. Mr. Caldwell would be paid continuing payments of severance pay in an aggregate amount equal to the amount of base salary Mr. Caldwell would have been paid at Mr. Caldwell’s base salary rate, as then in effect, had Mr. Caldwell continued his employment with the Company through (a) the six (6) month anniversary of such termination, if such termination occurs prior to the one year anniversary of the date the Change of Control Agreement was executed or (b) the twelve (12) month anniversary of such termination, if such termination occurs subsequent to the one year anniversary of the date the Change of Control Agreement was executed, as the case may be (with the relevant time period provided for in either (a) or (b), as the case may be, being referred to hereinafter as the “Non-Change of Control Severance Payment Period”), and such aggregate amount will be paid ratably on a periodic basis through March 15 of the calendar year following the year of employment termination in accordance with the Company’s normal payroll policies; provided, however, that if during the Non-Change of Control Severance Payment Period Mr. Caldwell breaches the provisions of the Separation Agreement, all severance payments will immediately cease.

     (b) Continued Employee Benefits. Mr. Caldwell would receive Company-paid coverage during the Non-Change of Control Severance Payment Period for Mr. Caldwell and Mr. Caldwell’s eligible dependents under the Company’s employee benefit plans; provided, however, that if during the Non-Change of Control Severance Payment Period Mr. Caldwell breaches the provisions of the Separation Agreement, all Company-paid coverage would immediately cease.

     In the event that Mr. Caldwell is terminated for Cause, or voluntarily terminates his employment with the Company other than for Good Reason, then Mr. Caldwell will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of options or restricted stock) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law.

     The Change of Control Agreement is renewable upon the three year anniversary of its effective date; provided, however, that in the event that the entire Change of Control Agreement is not renewed at such time, the provisions relating to (i) the cash severance and continued employee benefits in the Change of Control context and (ii) all benefits outside of the Change of Control context would terminate and the remaining provisions of the Change of Control Agreement would continue in full force and effect and would terminate upon the date that all remaining obligations of the parties to under the Change of Control Agreement have been satisfied or, if earlier, on such date, which is prior to a Change of Control, that Mr. Caldwell is no longer employed by the Company.

Option Grants to Barry G. Caldwell

     On July 5, 2005, in connection with and effective as of the commencement of his employment as the Company’s Chief Executive Officer, the Company’s Board of Directors granted two stock options to Mr. Caldwell.

     The first option (the “ISO Option”), which entitles Mr. Caldwell to purchase up to 65,896 shares of the Company’s common stock at an exercise price of $6.07 per share was issued under and pursuant to the terms and conditions of the Company’s 1998 Stock Plan. The shares covered by the ISO Option vest over a four (4) year period, with 1/4th of the total number of shares subject to the ISO Option vesting on July 5, 2006 and 1/48th of the total number of shares subject to the ISO Option vesting each full month thereafter, provided that Mr. Caldwell continues to be a service provider to the Company on each such date.

     The second option (the “Stand-Alone Option”), which entitles Mr. Caldwell to purchase up to 234,104 shares of the Company’s common stock at an exercise price of $6.07 per share was issued as a stand-alone option, outside of the Company’s existing stock plans and as a material inducement to Mr. Caldwell accepting employment with the Company. The shares covered by the Stand-Alone Option vest over a four (4) year period, with 1/4th of the total number of shares subject to the Stand-Alone Option vesting on July 5, 2006 and 1/48th of the total number of shares subject to the Stand-Alone Option vesting each full month thereafter, provided that Mr. Caldwell continues to be a service provider to the Company on each such date.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b) On July 5, 2005, Donald Hammond resigned as Chairman of the Company’s Board of Directors. Mr. Hammond will continue to serve as a member of the Company’s Board of Directors.

     On July 5, 2005, Theodore A. Boutacoff resigned as Chief Executive Officer of the Company and transitioned into the role of a senior principal advisor to the new Chief Executive Officer concurrently with the commencement of Barry G. Caldwell’s employment with the Company as the Company’s new Chief Executive Officer. Mr. Boutacoff was also appointed as the Chairman of the Company’s Board of Directors on July 5, 2005.

     (c) On July 5, 2005, Barry G. Caldwell, age 54, was appointed as the Company’s new Chief Executive Officer and as a member of the Company’s Board of Directors. Mr. Caldwell was employed by Alcon Laboratories, Inc., a public company that develops, manufactures and markets ophthalmic pharmaceuticals, ophthalmic surgical equipment and devices, contact lens care products and other consumer eye care products that treat diseases and conditions of the eye, from 1979 until 2002. Mr. Caldwell most recently served as Vice President, Alcon Canada, Vice President, Corporate Business Development and Vice President, Government Affairs from 2000 until 2002. Prior to that, Mr. Caldwell served as Vice President and General Manager, Surgical from 1996 until 1999. Mr. Caldwell served in various other management and sales roles within Alcon Laboratories, Inc. from 1979 until 1996. Mr. Caldwell, has served as a member of the board of directors of A.R.C. Laser, GmbH, a privately held medical laser company, since 2002. Mr. Caldwell also served as a member of the board of directors of Laser Diagnostics Technologies, Inc., a privately held medical laser company that was acquired by Carl Zeiss Meditec AG, from 2002 until December 2004.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Barry G. Caldwell, dated July 5, 2005.

10.2	Severance and Change of Control Agreement entered into by and between the Company and Barry G. Caldwell on July 5, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Larry Tannenbaum
Larry Tannenbaum
Chief Financial Officer, Secretary and Senior Vice President of Finance and Administration

Date: July 8, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement with Barry G. Caldwell, dated July 5, 2005.

10.2	Severance and Change of Control Agreement entered into by and between the Company and Barry G. Caldwell on July 5, 2005.